FOR IMMEDIATE RELEASE

CONTACT:	Investor Relations
Liolios Group, Inc.
Matt Glover
949-574-3860
IDSY@liolios.com

I.D. Systems Reports First Quarter 2016 Results

Company Achieves Non-GAAP Net Income for First Time since Q3 2013

Woodcliff Lake, NJ — May 5, 2016 — I.D. Systems, Inc. (NASDAQ: IDSY), a leading provider of wireless solutions for the Industrial Internet of Things, reported results for the quarter ended March 31, 2016.

First Quarter 2016 Highlights

●	Revenue increased 3% from the prior quarter and decreased 6% from same year-ago quarter to $10.5 million

●	Gross margin improved by 500 basis points to 50% from 45% in the prior quarter, and increased 1,400 basis points from 36% in the same year-ago period

●	Generated non-GAAP profit compared to a non-GAAP net loss of $2.7 million

●	Launched latest generation of supply chain asset analytics software: PowerFleet IQ™ for fleets of forklifts and other industrial trucks, and VeriWise IQ™ for fleets of containers, trailers and other transportation assets

●	Secured $1.4 million contract from new intermodal container customer

●	Received follow-on orders from multiple automotive manufacturer customers totaling $1.4 million

First Quarter 2016 Financial Results

Revenue increased 3% to $10.5 million from $10.2 million in the prior quarter, and decreased 6% from $11.1 million in the same year-ago period. The sequential increase in revenue was driven by a 22% increase in Vehicle Management Systems (VMS) sales. The year-over-year decrease in revenue was largely due to a $1.8 million decrease in the company’s sales of Transportation Asset Management (TAM) spare parts during the first quarter of 2016. The decline was partially offset by a 20% increase in VMS revenue.

Recurring revenue increased 5% to $4.7 million (45% of total revenue) from $4.5 million (40% of total revenue) in the same period a year ago. The increase was primarily attributable to the VMS SaaS-based pricing model.

Gross margin improved by 500 basis points to 50% from 45% in the prior quarter, and increased 1,400 basis points from 36% in the same period a year ago. The improvement was primarily due to the increased efficiency in the company’s VAC4 installation, analytics software, and online training process implemented in Q4 2015, as well as customers signing long-term, higher-margin service contracts.

Selling, general and administrative expenses decreased 29% to $4.8 million from $6.8 million in the same year-ago period, driven by headcount reductions and other cost-cutting measures implemented in the second half of 2015.

Research and development expenses decreased 8% to $1.1 million from $1.2 million in same year-ago quarter. The decrease was primarily due to the completion of product development projects in the second half of 2015 related to the “I.D. Systems 2.0” strategic initiative.

Excluding stock-based compensation, depreciation and amortization, and non-recurring items, non-GAAP net income totaled $1,000 or $0.00 per basic and diluted share, a significant improvement from a non-GAAP net loss of $2.7 million or $(0.22) per basic and diluted share in the same year-ago quarter.

Net loss totaled $698,000 or $(0.05) per basic and diluted share, an improvement from net loss of $3.9 million or $(0.32) per basic and diluted share in the same year-ago quarter.

At quarter-end, the company had $6.1 million in cash, cash equivalents and marketable securities, compared to $6.4 million at the end of the prior quarter.

Management Commentary

“Our performance in Q1 began to reveal the financial and operational benefits of the key initiatives we implemented in 2015,” said I.D. Systems chairman and CEO, Kenneth Ehrman, “which were designed to optimize our internal processes, accelerate growth and reduce costs. Our progress was demonstrated by the sequential topline improvement, increase in gross margin, and our transition to non-GAAP profitability.

“The cost reductions we completed in the second half of 2015 were instrumental in driving a 26% year-over-year decrease in our operating expenses. Our lower operating expenses, coupled with our improvement in gross margin, allowed us achieve non-GAAP profitability for the first time since Q3 2013. Our hard work in realigning our business has allowed us to achieve profitability at a base revenue level and sets the stage for increasing profitability as our business scales. Along that line, we saw a significant sequential and year-over-year increase in both our services gross margin and our products gross margin. We were able to achieve this despite orders from only a handful of major customers. This speaks to the scalability of our business model, which enables us to achieve accelerating growth and profitability once we achieve greater penetration of our customer base and pipeline.

“The enhancements we made to our next-generation VMS product, VAC4, continue to play a key role in driving new and recurring business. This was reflected by the 20% increase in VMS revenue in Q1, driven by sizable orders for VAC4 from two of our largest automotive customers. These two wins, in particular, reveal the effectiveness of our new go-to-market strategy, focused on direct sales to enterprise customers while enabling our capable channel partners to sell and service smaller accounts. Not only has this new approach reinvigorated sales momentum with key customers, but we believe it has also positioned us to profitably serve and further penetrate our expansive customer base of Blue Chip companies.

“Looking ahead, our results for the first quarter, along with our optimized cost structure, as well as expanding sales pipeline, should set the stage for a strong 2016. Our operation success will be measured by our continued ability to further penetrate our existing customer base and secure new enterprise customers, as well as our ability to leverage our fixed cost structure. Our execution on these key initiatives will help drive our financial goals for 2016, which include driving meaningful revenue growth and achieving non-GAAP profitability for the full year. While there is more work ahead, we believe we are in a strong position to capitalize on the global industrial Internet of Things revolution. We believe these factors will help us achieve our objectives, which we believe will deliver long-term shareholder value.”

Investor Conference Call

Management will discuss the results of the company’s operations and business outlook on a conference call today (May 5, 2016) at 4:45 p.m. Eastern time (1:45 p.m. Pacific time).

I.D. Systems CEO Kenneth Ehrman, CFO Ned Mavrommatis, and COO Norm Ellis will host the call, followed by an analyst question and answer period.

The call will be broadcast live via the Investors section of the company’s website at www.id-systems.com. To listen to the live call, go to the website at least 10 minutes early to download and install any necessary audio software.

Non-GAAP Measures

To supplement its financial statements presented in accordance with Generally Accepted Accounting Principles (GAAP), I.D. Systems provides certain non-GAAP measures of financial performance. These non-GAAP measures include non-GAAP net income/loss and non-GAAP net income/loss per basic and diluted share. Reference to these non-GAAP measures should be considered in addition to results prepared under current accounting standards, but are not a substitute for, or superior to, GAAP results. These non-GAAP measures are provided to enhance investors’ overall understanding of I.D. Systems’ current financial performance. Specifically, I.D. Systems believes the non-GAAP measures provide useful information to both management and investors by excluding certain expenses, gains and losses that may not be indicative of its core operating results and business outlook. Because I.D. Systems’ method for calculating the non-GAAP measures may differ from other companies’ methods, the non-GAAP measures may not be comparable to similarly titled measures reported by other companies. Reconciliation of all non-GAAP measures included in this press release to the nearest GAAP measures can be found in the financial tables included in this press release.

About I.D. Systems

Headquartered in Woodcliff Lake, New Jersey, with subsidiaries in Texas, Germany, and the United Kingdom, I.D. Systems is a leading global provider of wireless solutions for securing, controlling, tracking, and managing high-value enterprise assets, including industrial vehicles, rental cars, trailers, containers, and cargo. The company’s patented technologies address the needs of organizations to monitor and analyze their assets to increase efficiency and productivity, reduce costs, and improve profitability. For more information, please visit www.id-systems.com.

Cautionary Note Regarding Forward-Looking Statements

This press release contains forward looking statements within the meaning of federal securities laws. Forward-looking statements include statements with respect to I.D. Systems’ beliefs, plans, goals, objectives, expectations, anticipations, assumptions, estimates, intentions, and future performance, and involve known and unknown risks, uncertainties and other factors, which may be beyond I.D. Systems’ control, and which may cause its actual results, performance or achievements to be materially different from future results, performance or achievements expressed or implied by such forward-looking statements. All statements other than statements of historical fact are statements that could be forward-looking statements. For example, forward-looking statements include statements regarding: prospects for additional customers; potential contract values; market forecasts; projections of earnings, revenues, synergies, accretion or other financial information; emerging new products; and plans, strategies and objectives of management for future operations, including growing revenue, controlling operating costs, increasing production volumes, and expanding business with core customers. The risks and uncertainties referred to above include, but are not limited to, future economic and business conditions, the loss of key customers or reduction in the purchase of products by any such customers, the failure of the market for I.D. Systems’ products to continue to develop, the possibility that I.D. Systems may not be able to integrate successfully the business, operations and employees of acquired businesses, the inability to protect I.D. Systems’ intellectual property, the inability to manage growth, the effects of competition from a variety of local, regional, national and other providers of wireless solutions, and other risks detailed from time to time in I.D. Systems’ filings with the Securities and Exchange Commission, including its annual report on Form 10-K for the year ended December 31, 2015. These risks could cause actual results to differ materially from those expressed in any forward looking statements made by, or on behalf of, I.D. Systems. Unless otherwise required by applicable law, I.D. Systems assumes no obligation to update the information contained in this press release, and expressly disclaims any obligation to do so, whether as a result of new information, future events or otherwise.

I.D. Systems, Inc. and Subsidiaries

Condensed Consolidated Statements of Operations Data

(Unaudited)

	Three Months Ended March 31,
	2015	2016
Revenue:
Products	$6,871,000	$6,282,000
Services	4,249,000	4,195,000
	11,120,000	10,477,000

Cost of revenue:
Cost of products	5,223,000	4,186,000
Cost of services	1,949,000	1,093,000
	7,172,000	5,279,000
Gross profit	3,948,000	5,198,000
Operating expenses:
Selling, general and administrative expenses	6,769,000	4,786,000
Research and development expenses	1,229,000	1,130,000
	7,998,000	5,916,000
Loss from operations	(4,050,000)	(718,000)
Interest income	87,000	77,000
Interest expense	-	(57,000)
Other income, net	18,000	-
Net loss	$(3,945,000)	$(698,000)
Net loss per share - basic and diluted	$(0.32)	$(0.05)
Weighted average common shares outstanding - basic and diluted	12,218,000	12,894,000

I.D. Systems, Inc. and Subsidiaries

Reconciliation of GAAP to Non-GAAP Financial Measures

(Unaudited)

	Three Months Ended March 31,
	2015	2016

Net loss attributable to common stockholders	$(3,945,000)	$(698,000)
Depreciation and amortization	218,000	177,000
Stock-based compensation	388,000	522,000
Non-recurring costs related to unconsummated strategic initiative	669,000	-

Non-GAAP net (loss) income	$(2,670,000)	$1,000

Non-GAAP net (loss) income per share - basic and diluted	$(0.22)	$0.00

I.D. Systems, Inc. and Subsidiaries

Condensed Consolidated Balance Sheet Data

	December 31	March 31,
	2015*	2016
		(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$4,489,000	$4,143,000
Restricted cash	304,000	304,000
Investments - short term	259,000	186,000
Accounts receivable, net	10,901,000	11,432,000
Financing receivables, net	1,950,000	2,025,000
Inventory, net	7,152,000	5,497,000
Deferred costs - current	3,310,000	3,192,000
Prepaid expenses and other current assets	2,263,000	1,934,000

Total current assets	30,628,000	28,713,000

Investments - long term	1,339,000	1,436,000
Financing receivables - less current portion	3,078,000	3,129,000
Deferred costs - less current portion	3,320,000	3,881,000
Fixed assets, net	3,119,000	3,143,000
Goodwill	1,837,000	1,837,000
Intangible assets, net	842,000	808,000
Other assets	265,000	265,000

	$44,428,000	$43,212,000

LIABILITIES
Current liabilities:
Accounts payable and accrued expenses	$9,173,000	$7,701,000
Deferred revenue - current	7,383,000	7,451,000

Total current liabilities	16,556,000	15,152,000

Deferred rent	361,000	409,000
Deferred revenue - less current portion	6,941,000	7,258,000

	23,858,000	22,819,000
Commitments and Contingencies (Note 20)

STOCKHOLDERS’ EQUITY
Preferred stock	-	-
Common stock	129,000	129,000
Additional paid-in capital	110,116,000	110,639,000
Accumulated deficit	(85,128,000)	(85,826,000)
Accumulated other comprehensive loss	(500,000)	(437,000)
Treasury stock	(4,047,000)	(4,112,000)

Total stockholders’ equity	20,570,000	20,393,000
Total liabilities and stockholders’ equity	$44,428,000	$43,212,000

I.D. Systems, Inc. and Subsidiaries

Condensed Consolidated Statements of Cash Flow Data

(Unaudited)

	Three Months Ended March 31,
	2015	2016
Cash flows from operating activities:

Net loss	$(3,945,000)	$(698,000)
Adjustments to reconcile net loss to cash used in operating activities:
Bad debt expense (recovery)	7,000	(126,000)
Stock-based compensation expense	388,000	522,000
Depreciation and amortization	218,000	177,000
Inventory reserve	108,000	60,000
Other non-cash items	(1,000)	49,000
Changes in:
Accounts receivable	1,962,000	(394,000)
Financing receivables	350,000	(126,000)
Inventory	(1,652,000)	1,595,000
Prepaid expenses and other assets	21,000	329,000
Deferred costs	90,000	(443,000)
Deferred revenue	(830,000)	385,000
Accounts payable and accrued expenses	1,389,000	(1,472,000)
Net cash used in operating activities	(1,895,000)	(142,000)
Cash flows from investing activities:
Expenditures for fixed assets including website development costs	(711,000)	(167,000)
Purchase of investments	(1,023,000)	(282,000)
Maturities of investments	1,013,000	271,000
Net cash used in investing activities	(721,000)	(178,000)
Cash flows from financing activities:
Principal payments of capital lease obligation	(39,000)	-
Proceeds from exercise of stock options	155,000	1,000
Net cash provided by financing activities	116,000	1,000
Effect of foreign exchange rate changes on cash and cash equivalents	(104,000)	(27,000)
Net decrease in cash and cash equivalents	(2,604,000)	(346,000)
Cash and cash equivalents - beginning of period	5,974,000	4,489,000
Cash and cash equivalents - end of period	$3,370,000	$4,143,000